Exhibit (c)(viii)
Project Seashore Fairness opinion analysis October 14, 2023 1

Disclaimer 1. Section name 2 The accompanying materials were compiled on a confidential basis by Rothschild & Co US Inc. (“Rothschild & Co”) for the use and benefit of the Special Committee (the “Special Committee”) of the Board of Directors of Consolidated Communications Holdings, Inc. (the “Company” or “Condor”) solely in connection with its evaluation of the transaction referred to herein. Neither Rothschild & Co nor any of its affiliates, nor any of its or their respective officers, directors, employees, advisors, agents or representatives, represents or warrants as to the accuracy or completeness of any of the materials set forth herein. Nothing contained in the accompanying materials is, or shall be relied upon as, a promise or representation as to the past, present or future. It should be understood that these materials, including any valuations and/or estimates or projections contained in the accompanying materials, were prepared or derived from information supplied by the Company or derived from public sources, without any independent verification by Rothschild & Co. This information, including any valuations, estimates or projections, involves numerous and significant assumptions and subjective determinations by the Company’s management and other sources, which may or may not be correct, although the Company has represented that the materials are reasonably based. Rothschild & Co assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects. 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Rothschild & Co is not acting in any capacity as a fiduciary or agent of the Special Committee, the Board of Directors or the Company. In the ordinary course of their asset management, merchant banking and other business activities, affiliates of Rothschild & Co may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of their clients in equity, debt or other securities (or related derivative securities) or financial instruments of the Company or any of its affiliates or any other company that may be involved in a transaction. THIS PRESENTATION IS CONFIDENTIAL AND WAS NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR FILING THEREOF UNDER STATE OR FEDERAL SECURITIES LAWS OR OTHERWISE. THIS PRESENTATION MAY NOT BE COPIED BY, OR DISCLOSED OR MADE AVAILABLE TO, ANY PERSON WITHOUT THE PRIOR WRITTEN APPROVAL OF ROTHSCHILD & CO. 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Executive summary Contents 1 Valuation perspectives 3 Overview of business plan 2 4 9 13 3 Appendix – Valuation supplement A 16

Executive summary 1 4

Rothschild & Co engagement 5 Rothschild & Co US Inc. (“Rothschild & Co” or “We”) has been engaged by the Special Committee (the “Special Committee”) of the Board of Directors of Condor (the “Company”) as financial advisor in connection with advising the Special Committee with respect to any potential transaction (the “Transaction”) proposed by Seagull (together with its affiliated investment funds) and Blue Jay (collectively, referred herein as the “Seagull Group”) as well as in evaluating potential strategic and financial alternatives to the Transaction, and if requested by the Special Committee, rendering an opinion as to the fairness, from a financial point of view, to the Company or to the holders of the Company’s common stock, as applicable, of the consideration to be received by the Company or such holders in a proposed Transaction To this end, these materials focus on the following: ◼ Review of Condor’s Standalone LRP projections ◼ Valuation of Condor utilizing various industry-standard valuation methodologies In connection with our engagement, Rothschild & Co has, among other things: ◼ At the direction of the Special Committee, utilized financial forecasts for Condor, prepared and provided by Condor’s management team (“Management”) and confirmed by the Special Committee and Management on October 12, 2023 (the “Standalone Long Range Plan” or “Standalone LRP”) ◼ Held discussions with the Special Committee regarding: □ The proposed Transaction; □ Past and current business operations and financial condition and prospects of Condor, including the Standalone LRP and the financial implications thereof; □ Strategic alternatives available to the Company; □ Certain other matters believed necessary or appropriate to our inquiry ◼ Held discussions with key members of Management on a regular basis over the course of our engagement 1. SITUATION OVERVIEW 1 Executive summary

1 Executive summary

Proposal overview (1 of 2)

~$3.1bn sale of Condor to the Seagull Group

Target	Condor
Acquiror	The Seagull Group
Purchase price	$4.70 per share
Premium	~70% premium to the unaffected price of $2.76[1] ~33% premium to last trading price of $3.53 (on October 13, 2023)
Form of consideration	All cash
Financing conditions	No financing contingency; existing debt to stay in place
Shareholder approval	Company shareholder approval by a majority of the voting power represented by the outstanding shares that are entitled to vote as well as a majority of the voting power held by unaffiliated stockholders
Conditions	Execution of a mutually acceptable definitive merger agreement No material adverse effect Receipt of certain regulatory approvals
"No shop"	Neither the Company nor its advisors may solicit alternative Acquisition Proposals Condor has the right to terminate the agreement if it receives an unsolicited Superior Proposal, subject to a termination fee
Termination fee	~$17m (*equal to 3% of Company's equity value*[2])

Sources: Seagull Group amended Form SC 13D dated April 13, 2023, Merger Agreement, Communication from Seagull Group on September 27, 2023

Notes:
1. Unaffected date is April 12, 2023, the last trading day prior to public announcement of Seagull Group's non-binding proposal
2. Company's equity value based on $4.70 offer price per share and FDSO of 118.5m as of October 11, 2023 per Condor Management

6

1 Executive summary

Proposal overview (2 of 2)

~70% premium to the unaffected price of $2.76 and ~33% premium to current price of $3.53

Implied enterprise value[1] *($m, except per-share data)*

Seagull Group proposed price per share	**$4.70**
(×) Fully diluted shares outstanding	118.5
Implied Condor equity value	**$557**
(+) Total debt[3]	2,192
(+) Net, tax-effected PBO and OPEB[4]	95
(-) Cash and cash equivalents	(203)
(-) NPV of WA assets[6]	(68)
(+) Preferred stock (at liquidation pref.)	498
(-) Other adjustments[7]	(1)
Implied enterprise value	**$3,070**

Implied multiples

	Metric ($m)	Multiple (x)
Standalone LRP[8]		
EV / LTM Jun-23PF Adj. EBITDA	$319	9.6x
EV / 2023E Adj. EBITDA (pro forma)	313	9.8x
EV / 2024E Adj. EBITDA (pro forma)	354	8.7x
EV / 2025E Adj. EBITDA	436	7.0x
Consensus[9]		
EV / 2023E Adj. EBITDA (pro forma)	$295	10.4x
EV / 2024E Adj. EBITDA (pro forma)	331	9.3x
EV / 2025E Adj. EBITDA	365	8.4x

Implied premia

	Unaffected (4/12/2023)[2]	Current (10/13/2023)	Seagull Group proposal
Unaffected (April 12, 2023; $2.76)	n.a.	28%	70%
Current (October 13, 2023; $3.53)	(22%)	n.a.	33%
1-month VWAP (April 12, 2023; $2.49)[5]	11%	42%	89%
2-month VWAP (April 12, 2023; $2.86)[5]	(4%)	23%	64%
3-month VWAP (April 12, 2023; $3.07)[5]	(10%)	15%	53%
6-month VWAP (April 12, 2023; $3.54)[5]	(22%)	(0%)	33%
52-week high (November 1, 2022; $5.35)	(48%)	(34%)	(12%)
52-week low (March 24, 2023; $2.15)	28%	64%	119%

Sources: Standalone LRP, company filings, press releases, FactSet (as of October 13, 2023 and April 12, 2023)
Notes:
1. Balance sheet as of June 30, 2023 as per Condor Management; FDSO of 118.5m as of October 11, 2023 per Condor Management
2. Unaffected date is April 12, 2023, the last trading day prior to public announcement of Seagull Group's non-binding proposal
3. Gross of discounts and deferred debt issuance costs; includes finance leases
4. Tax-effected at 26% tax rate per Condor Management
5. Calendar day VWAP
6. NPV of WA sale proceeds and interim cash flows treated as cash-like item (see p. 17)
7. Other adjustments include NCI and Investments
8. Projected metrics per Standalone LRP; historical metric per Condor Management on like-for-like basis to Standalone LRP pro forma for divestures of Ohio and Kansas City operations and wireless partnerships; LTM Jun-23 through 2024 financials adjusted for pro forma impact of WA divestiture per Condor Management
9. Consensus Adj. EBITDA based on FactSet median consensus estimates as of October 13, 2023; 2023 and 2024 adjusted for pro forma impact of WA divestiture per Condor Management

7

$3.53 9.1x 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 Oct-18 Apr-19 Oct-19 Apr-20 Oct-20 Apr-21 Oct-21 Apr-22 Oct-22 Apr-23 Oct-23 EV / NTM EBITDA multiple (x) Stock price ($ actuals) Q/K filed Seagull events Divestitures Stock price EV / NTM EBITDA Condor 5-year stock price and valuation multiple1,2,3 history Condor historical trading performance Sources: Company filings, press releases, FactSet (as of October 13, 2023) Notes: 1. Multiples prior to August 9, 2023 (the date of the Q2 2023 Form 10-Q filing) reflect corresponding publicly disclosed historical balance sheet and share information 2. Multiples following August 9, 2023 reflect balance sheet as of June 30, 2023 as per Condor Management; FDSO of 118.5m as of October 11, 2023 per Condor Management 3. EV / NTM EBITDA based on FactSet median consensus estimates; as a result, divestitures do not impact valuation until brokers adjust earnings April 12, 2023 Seagull Group submits and publicly announces going private proposal March 7, 2022: Seagull publicly discloses interest in increasing ownership / acquiring Condor October 2, 2020: Seagull closed on stage one investment September 14, 2020: Condor announced strategic investment from Seagull December 7, 2021: Seagull closed on stage two investment Divestiture announcements: ◆ Sep-21: Sale of Ohio assets ◆ Mar-22: Sale of Kansas City assets ◆ Aug-22: Sale of Wireless Partnership ◆ Aug-23: Sale of Washington state assets 8 1 Executive summary

Overview of business plan 2 9

2 Overview of business plan

Standalone LRP: review of key plan assumptions

Key assumptions

- Build plan balances maximization of fiber deployment while managing liquidity / maintaining covenant compliance
  - By 2027, business generates sufficient free cash flow to re-accelerate fiber build, reaching 71%[1] fiber coverage by 2029E
  - Capital expenditure ("CapEx") cost per fiber passing ramps as RDOF market obligations are met in next few years
- Terminal residential fiber cohort penetration rates (40%) combined with higher ARPUs vs. legacy copper network result in material residential sales growth throughout the period
- Enterprise revenues are projected to grow at a CAGR of ~3.1% from 2024 – 2031E, leading to an overall recovery of Commercial & Carrier revenue to 2019 levels after multiple years of negative growth
- Operationally, COGS efficiency measures and improved operating leverage as fiber penetration ramps throughout the period lead to meaningful Adj. EBITDA margin expansion (~50% by 2031E)

Select observations

- Standalone LRP reflects a build-out cadence that allows Condor to remain within its current liquidity constraints with minimal cushion over the next few years
  - Reaches a low point in liquidity of $11m in 2025
- Given limited liquidity, minor fluctuations to the Standalone LRP would result in liquidity issues unless the fiber build-out is slowed further, subscriber growth is pursued less aggressively or paused, and / or new outside capital is injected (which may have a dilutive impact to current shareholders)
- Conversely, acceleration of the plan is limited by near-term liquidity constraints without raising external capital or outperformance on penetration / profitability in a challenging market environment
- The subsequent analyses do not consider the resulting degradation of liquidity in situations where assumptions in the Standalone LRP are not met or the potential valuation impact of a liquidity shortfall

Selected fiber build KPIs

Fiber passings built (000s)


222
75
45
60
125
173
200
2023E 2024E 2025E 2026E 2027E 2028E 2029E

Cost per passing (pre-CWIP & Inv.; $ actual)


$619
$849
$925
$1,190
$1,261
$706
$725
2023E 2024E 2025E 2026E 2027E 2028E 2029E

% fiberized of ~2.7m[2] total passings


46%
49%
50%
53%
57%
64%
71%
2023E 2024E 2025E 2026E 2027E 2028E 2029E

Source: Standalone LRP

Notes:

1. Includes residential and SMB
2. Reflects total copper + fiber passings; copper + fiber passings remain constant across forecast period at ~2.7m passings

10

CAGR $m, unless noted 2020PF 2021PF 2022PF 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E (23-27) (27-31) Residential fiber $127 $199 $290 $380 $443 $513 $581 $648 $694 37% 12% Resi copper, video, voice 324 290 262 243 219 203 186 170 156 (9%) (8%) SMB 91 87 85 86 89 91 94 96 98 (0%) 2% Enterprise1 295 293 296 306 319 332 343 354 364 2% 3% Carrier2 146 136 139 141 143 144 146 147 149 (0%) 1% Other3 133 123 114 108 103 98 94 90 86 (6%) (4%) Revenue $1,238 $1,222 $1,145 $1,115 $1,128 $1,185 $1,264 $1,316 $1,382 $1,443 $1,505 $1,547 4% 4% % growth n.a. (1%) (6%) (3%) 1% 5% 7% 4% 5% 4% 4% 3% Gross profit $1,090 $1,066 $997 $880 $904 $978 $1,059 $1,121 $1,179 $1,234 $1,288 $1,325 6% 4% % margin 88% 87% 87% 79% 80% 82% 84% 85% 85% 85% 86% 86% Adj. EBITDA4 $462 $442 $369 $327 $360 $436 $526 $601 $657 $699 $751 $781 16% 7% % margin 37% 36% 32% 29% 32% 37% 42% 46% 48% 48% 50% 50% Unlevered free cash flow5 $28 $79 $142 $157 $217 $227 $361 $405 n.a. 27% % margin 2% 7% 11% 12% 16% 16% 24% 26% Memo: CapEx ($495) ($359) ($285) ($274) ($319) ($318) ($334) ($231) ($220) (10%) (9%) CapEx % of revenue 44% 32% 24% 22% 24% 23% 23% 15% 14% Change in working capital (17) 7 (2) (6) 4 11 (4) (15) (3) n.a. n.a. EBITDA - CapEx ($168) $1 $151 $252 $282 $339 $366 $519 $560 n.a. 19% % conversion (51%) 0% 35% 48% 47% 52% 52% 69% 72% Cost / passing (pre-CWIP & inventory) $619 $849 $925 $1,190 $1,261 $706 $725 n.a. n.a. 19% n.a. Summary of Standalone LRP Notes: Financials as presented include WA results until transaction close in 2024 1. Enterprise revenue includes other commercial revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) 2. Carrier revenue includes other carrier revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) 3. Other revenue includes other subsidy revenue (excluding CAF), CAF / RDOF subsidy revenue, special access revenue, network / switched access revenue, USF revenue and other products / services rev. 4. Adj. EBITDA excludes cost of stock-based compensation (“SBC”) 5. Unlevered free cash flow per Standalone LRP; calculated as EBIT – taxes + tax depreciation – stock-based compensation – CapEx + / - change in NWC + net proceeds from asset divestitures; does not consider generated nor utilized NOLs; negative EBIT results in $0 tax paid; contemplating H2-2023 unlevered free cash flow for purposes of valuation 6. Defined as respective metric ÷ Adj. EBITDA Sources: Standalone LRP as approved for Rothschild & Co’s use by the Special Committee on October 12, 2023, pro forma historical periods (2020-2022) provided by Condor Management (normalized to exclude divestures of Ohio and Kansas City operations and wireless partnerships) 11 6 2 Overview of business plan

2 Overview of business plan

Summary of Standalone LRP (cont'd)

Select cash flow and leverage metrics

$m	2023E	2024E	2025E	2026E	2027E	CAGR (23-27)
Adj. EBITDA[1]	**$327**	**$360**	**$436**	**$526**	**$601**	**16%**
% margin	*29%*	*32%*	*37%*	*42%*	*46%*	
Build	(177)	(65)	(38)	(54)	(115)	(10%)
Success-based	(190)	(184)	(167)	(147)	(135)	(8%)
Maintenance capex	(128)	(109)	(79)	(73)	(69)	(14%)
CapEx	**($495)**	**($359)**	**($285)**	**($274)**	**($319)**	**(10%)**
CapEx % of sales	*44%*	*32%*	*24%*	*22%*	*24%*	
Adj. EBITDA[1] - CapEx	**($168)**	**$1**	**$151**	**$252**	**$282**	**n.m.**
% conversion[2]	*(51%)*	*0%*	*35%*	*48%*	*47%*	
Levered free cash flow[3]	**($403)**	**($143)**	**($78)**	**$15**	**$46**	**n.m.**
% conversion[2]	*(123%)*	*(40%)*	*(18%)*	*3%*	*8%*	
Leverage[4,5]	**6.6x**	**6.4x**	**5.4x**	**4.4x**	**3.8x**	**n.m.**
Memo: Net debt[5]	*2,159*	*2,296*	*2,356*	*2,336*	*2,277*	n.m.
Cash	15	10	10	10	10	n.m.
Revolver availability	216	79	1	16	62	n.m.
Liquidity[6]	**$231**	**$89**	**$11**	**$26**	**$72**	**n.m.**

Source: Standalone LRP

Notes: Financials as presented include WA results until transaction close in 2024

1. Adj. EBITDA excludes cost of SBC
2. Defined as respective metric ÷ Adj. EBITDA
3. Levered free cash flow per Standalone LRP; calculated as Adj. EBITDA – cash taxes (net of NOLs) – CapEx + / - change in NWC – cash interest – finance lease payments – pension / OPEB contributions – one-time items; does not reflect movements in revolver or net proceeds from asset divestitures
4. Leverage defined as net debt ÷ Adj. EBITDA; does not contemplate additional potential add-backs allowed by debt covenants
5. Net debt net of deferred debt issuance costs
6. Total liquidity based on cash on hand and revolver availability

12

Valuation perspectives 3 13

Overview of valuation methodologies and other references Selected public company analysis ◼ Selected publicly-traded companies in the U.S. broadband sector ◼ Analysis based on implied enterprise value multiples of CY 2024 revenue and Adj. EBITDA and CY 2025 Adj. EBITDA ◼ Selected revenue and Adj. EBITDA multiples applied to Condor 2024 revenue and 2024 & 2025 Adj. EBITDA, respectively, based on Standalone LRP1 ◼ Selected precedent acquisition transactions in the U.S. broadband sector ◼ Analysis based on implied transaction enterprise value multiples of last twelve months (LTM) Adj. EBITDA ◼ Selected multiples applied to Condor’s LTM Adj. EBITDA as per Standalone LRP1,2 Selected precedent transactions analysis ◼ Analysis of Standalone LRP □ Valuation date as of June 30, 2023 □ Perpetuity growth rates of 1.5 – 2.5% □ Weighted average cost of capital (WACC) of 9.5 – 10.5% □ Valuation range includes present value of Condor net operating losses which have been valued separately Illustrative discounted cash flow analysis Other references Other metrics Premia paid analysis ◼ Analysis of observed premia to unaffected stock price in all-cash going private transactions and acquisitions □ Going private transactions include U.S. targets with transaction enterprise values above $250m since 2013 with pre-transaction acquiror ownership greater than 15% and less than 50% □ Acquisition transactions include U.S. targets with transaction enterprise values between $1.0 – 5.0bn since 2013 ◼ Implied premia applied to Condor’s unaffected stock price of $2.76 on April 12, 2023 ◼ Implied premia applied to Condor’s current stock price of $3.53 on October 13, 2023 ◼ Condor 52-week stock trading range ◼ Equity research analysts stock price targets (both unaffected and following public announcement of Seagull Group’s going private proposal) □ Includes both target price and intrinsic valuations (if applicable) Source: Standalone LRP; FactSet (as of October 13, 2023) Notes: 1. Financials through 2024E adjusted for pro forma impact of WA divestiture per Condor Management (see p. 17) 2. LTM on like-for-like basis to go-forward business per Condor Management pro forma for divestures of Ohio, Kansas City, Washington operations and wireless partnerships 3 Valuation perspectives 14

3 Valuation perspectives

Assessment of valuation methodologies

April 12th closing price: $2.76 | Seagull Group proposal: $4.70

◊ Reference share prices

	Methodology		Per-share value ($ actual)[1,2]	Implied EV ($bn)[2]	Assumptions
Core methodologies	Selected public company analysis	EV / 2024E Revenue[3,4]	0.00 – 4.75	$2.5 – 3.1	EV / 2024E Revenue: 2.25x – 2.75x
		EV / 2024E Adj. EBITDA[3,4]	n.m. ◊ (7.1x multiple implies $0 of equity value) ◊ 3.53 (Current trading implies 8.3x '24E EBITDA)	$1.9 – 2.5	EV / 2024E Adj. EBITDA multiple: 5.5x – 7.0x
		EV / 2025E Adj. EBITDA[4]	n.m. – 4.50	$2.4 – 3.0	EV / 2025E Adj. EBITDA multiple: 5.5x – 7.0x
	Selected precedent transactions	EV / LTM Q2'23 Adj. EBITDA[3,4]	n.m. – 4.00	$1.9 – 3.0	EV / LTM Adj. EBITDA: 6.0x – 9.4x
	Illustrative discounted cash flow analysis		2.50 – 9.75; 3.25 – 10.50 (Incl. NOL value[5])	$2.9 – 3.7	PGR: 1.5 – 2.5%; WACC: 9.5 – 10.5%; Valuation date as of 6/30/2023
Other references	Premia paid analysis	All-cash going private transactions	3.75 – 5.00	$3.0 – 3.1[4]	34 – 80% (25th and 75th percentile, respectively) premia to April 12, 2023 closing price of $2.76
			3.75 – 4.75	$3.0 – 3.1[4]	5 – 32% (25th and 75th percentile, respectively) premia to October 13, 2023 closing price of $3.53
		All-cash acquisitions	3.25 – 4.25	$2.9 – 3.0[4]	21 – 53% (25th and 75th percentile, respectively) premia to April 12, 2023 closing price of $2.76
			4.25 – 5.50	$3.0 – 3.2[4]	21 – 53% (25th and 75th percentile, respectively) premia to October 13, 2023 closing price of $3.53
	Other metrics	52-week high / low	2.15 – 5.35	$2.8 – 3.1[4]	52-week trading high and low closing prices as of October 13, 2023
		Analyst target prices *Unaffected*	2.50 – 4.50	$2.8 – 3.0[4]	Represents low and high of analyst target prices as of April 12, 2023[6]
		Analyst target prices *Current*	3.75 – 4.00	$3.0 – 3.0[4]	Represents low and high of analyst target prices as of October 13, 2023[6]
		Analyst target prices *Intrinsic*	3.94 – 4.72	$3.0 – 3.1[4]	Represents low and high of analyst DCF-based valuations as of October 13, 2023[6]

Sources: Standalone LRP, company filings, FactSet (as of October 13, 2023), Bloomberg (as of October 13, 2023), US Fed, Kroll Cost of Capital Guide

Notes: "n.m" denotes implied per-share prices of less than $0.00

1. Rounded to neared $0.25 except for 52-week high / low and analyst target prices
2. Balance sheet as of June 30, 2023 as per Condor Management: net debt of $1.99bn, net, tax-effected PBO and OPEB of $94.5m, NCI of $8.0m, Investments of $9.1m and preferred equity valued at liquidation preference of $498.3m; FDSO of 118.5m as of October 11, 2023 per Condor Management
3. Financials through 2024E adjusted for pro forma impact of WA divestiture per Condor Management (see p. 17)
4. NPV of WA proceeds and interim cash flows treated as cash-like item for purposes of EV bridge ($68m)
5. NOL schedule based on Standalone LRP
6. Current analyst target prices based, in part, on take-out price; intrinsic represents DCF-based analysis; Selection excludes SADIF Investment Analytics

15

Appendix – Valuation supplement A 16

Washington sale proceeds and interim cash flow NPV and pro forma impact analysis $m, fiscal quarter ending Mar-22A Jun-22A Sep-22A Dec-22A Mar-23A Jun-23A Sep-23E Dec-23E Mar-24E Jun-24E Sale Revenue $5.2 $5.3 $5.2 $5.1 $5.0 $5.1 $5.0 $5.0 $4.8 $4.6 Adj. EBITDA $3.6 $3.7 $3.7 $3.6 $3.5 $3.5 $3.4 $3.4 $3.2 $3.0 (-) Capital expenditures (1.0) (0.9) (1.0) (1.0) (+) Net proceeds from divestiture 65.0 Unlevered free cash flow $2.4 $2.4 $2.2 $2.0 $65.0 NPV of WA assets at 10.0% WACC 68 17 Sources: Standalone LRP, Condor Management, company filings, Bloomberg (as of October 13, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Historical results based on actual results; projected earnings and cash flows based on extract of Washington financials from Standalone LRP as provided by Management 2. Assumes no cash taxes paid related to earnings and cash proceeds per Condor Management Historical and projected Washington cash flows1,2 (Illustrative transaction close date of 6/30/2024) A Appendix – Valuation supplement $

Memo: implied multiples at Seagull Group proposed price per share Share %52w Market Enterprise EV / Revenue EV / EBITDA Sales Growth $m, unless noted price ($) high cap value 2023E 2024E 2025E 2023E 2024E 2025E Condor (Standalone LRP) $2.76 52% $327 $2,840 2.59x 2.54x 2.40x 9.1x 8.0x 6.5x Condor (Consensus) $2.76 52% $327 $2,840 2.62x 2.57x 2.47x 9.6x 8.6x 7.8x ILEC Lumen $1.32 18% $1,367 $22,386 1.54x 1.62x 1.63x 4.8x 5.0x 5.0x Frontier $16.61 54% 4,199 13,613 2.36x 2.35x 2.27x 6.5x 6.3x 5.8x Mean / median 1.95x 1.98x 1.95x 5.6x 5.7x 5.4x Rural cable Cable One $649.90 74% $3,714 $6,151 3.64x 3.65x 3.59x 6.6x 6.5x 6.4x Shentel $21.66 94% 1,113 1,187 4.15x 3.76x 3.39x 13.9x 12.7x 8.6x Mean / median 3.90x 3.71x 3.49x 10.3x 9.6x 7.5x Cable Charter $449.27 99% $76,732 $172,859 3.16x 3.08x 3.03x 7.9x 7.5x 7.3x Altice $3.05 46% 1,462 26,423 2.88x 2.93x 2.99x 7.4x 7.4x 7.4x WOW $7.10 49% 599 1,453 2.09x 2.08x 2.07x 5.1x 4.8x 4.4x Mean 2.71x 2.70x 2.69x 6.8x 6.6x 6.3x Median 2.88x 2.93x 2.99x 7.4x 7.4x 7.3x Broadband ATN International $33.09 67% $528 $1,063 1.40x 1.36x 1.30x 5.7x 5.3x 4.9x Overall peer mean 2.65x 2.60x 2.53x 7.2x 7.0x 6.2x Overall peer median 2.62x 2.64x 2.63x 6.6x 6.4x 6.1x Condor (Standalone LRP) $4.70 88% $557 $3,070 2.80x 2.74x 2.59x 9.8x 8.7x 7.0x Condor (Consensus) $4.70 88% $557 $3,070 2.83x 2.77x 2.67x 10.4x 9.3x 8.4x Selected public company analysis: valuation benchmarking 18 Sources: company filings, FactSet (as of October 13, 2023 and April 12, 2023), Standalone LRP Notes: 1. Condor share price as of April 12, 2023; all other companies as of October 13, 2023 2. Share price as a percent of 52-week high closing prices as of October 13, 2023 3. Valuation date as of June 30, 2023; enterprise value to equity value bridge based on balance sheet as of June 30, 2023 as per Condor Management; FDSO of 118.5m as of October 11, 2023 per Condor Management 3,4,5 1 3,4,6 7 2 A Appendix – Valuation supplement 4. NPV of WA proceeds and interim cash flows treated as cash-like item ($68m; see p. 17) 5. Metrics based on Standalone LRP; 2023 – 2024 financials adjusted for pro forma impact of WA divestiture per Condor Management 6. Metrics based on median consensus estimates as of October 13, 2023; 2023 – 2024 financials adjusted for pro forma impact of WA divestiture per Condor Management 7. Lumen capitalization pro forma for divestiture of EMEA Business 3,4,5 3,4,6

A Appendix – Valuation supplement

Selected precedent transactions

Select U.S. broadband sector transactions since 2013[1]


Full company acquisition
Corporate carve-outs
Seagull Group proposal: 9.6x[2,3]
Mean: 6.8x
Median: 6.4x
Mean: 5.5x
Median: 5.2x
7.3x
6.0x
9.4x
6.1x
6.4x
7.6x
5.0x
4.8x
6.7x
5.0x
5.5x[7]
Target
Enventis
FairPoint communications
LUMOS
Hawaiian Telcom
NorthState
Cincinnati Bell
alaska
AT&T (CT assets)[4]
verizon (CA, TX, FL assets)[5]
FRONTIER (WA, OR, ID, MT assets)[6]
LUMEN (ILEC assets)[7]
Acquiror
Consolidated communications
Consolidated communications
EQT
Cincinnati Bell
LUMOS
MACQUARIE
ATN
FRONTIER
FRONTIER
SEARCHLIGHT
APOLLO

	Enventis	FairPoint	Lumos	Hawaiian Telcom	NorthState	Cincinnati Bell	Alaska	AT&T	Verizon	Frontier	Lumen
EV ($bn)	$0.3	$1.6	$0.9	$0.7	$0.2	$3.1	$0.3	$2.0	$10.5	$1.4	$7.5
Date	Jun-14	Dec-16	Feb-17	Jul-17	Dec-19	Mar-20	Jan-21	Dec-13	Jan-14	May-19	Aug-21

Sources: company filings, press releases

Notes:

1. Transaction multiples recognized on an LTM EBITDA basis as of announcement date unless otherwise noted
2. Based on Seagull Group proposed price per share of $4.70; per Balance sheet as of June 30, 2023 as per Condor Management; FDSO of 118.5m as of October 11, 2023 per Condor Management; NPV of WA sale proceeds and interim cash flows treated as cash-like item (see p. 17)
3. LTM Adj. EBITDA per Condor Management on like-for-like basis to Standalone LRP pro forma for divestures of Ohio and Kansas City operations and wireless partnerships; adjusted for pro forma impact of WA divestiture per Condor Management
4. Acquisition of wireline operations in Connecticut; 2014 PF Day 1 EBITDA from company investor presentation issued 12/17/13
5. Sale of wireline operations in California, Texas and Florida based on total consideration and segment EBITDA from investor presentation 2/5/15 and 8-K 6/2/15, respectively
6. Sale of operations and associated assets in Washington, Oregon, Idaho and Montana
7. Sale of ILEC business including consumer, SMB, wholesale and mostly copper-served enterprise customers and assets in 20 states; multiple as-disclosed by Lumen based on 2020E EBITDA

19

A Appendix – Valuation supplement

Illustrative discounted cash flow analysis

Projected cash flows[1]

$m	H2-2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	Terminal period[2]
Total revenue	**$564**	**$1,128**	**$1,185**	**$1,264**	**$1,316**	**$1,382**	**$1,443**	**$1,505**	**$1,547**	**$1,547**
% growth		*n.m.*	*5.1%*	*6.6%*	*4.1%*	*5.0%*	*4.5%*	*4.3%*	*2.8%*	
Adj. EBITDA	**175**	**360**	**436**	**526**	**601**	**657**	**699**	**751**	**781**	**781**
% margin	*30.9%*	*31.9%*	*36.8%*	*41.6%*	*45.7%*	*47.6%*	*48.4%*	*49.9%*	*50.5%*	
(-) One-time items[3]	--	(15)	(13)	(15)	(15)	(15)	(15)	(15)	(15)	(15)
(-) D&A	(241)[5]	(328)	(241)	(206)	(187)	(227)	(265)	(283)	(276)	(201)
(+) Gain on asset divestitures	--	60	--	--	--	--	--	--	--	--
EBIT	**(66)**	**77**	**181**	**305**	**399**	**415**	**419**	**453**	**489**	**564**
(-) Tax at 26% marginal rate[4]	--	(20)	(47)	(79)	(104)	(108)	(109)	(118)	(127)	(147)
NOPAT	**(66)**	**57**	**134**	**226**	**296**	**307**	**310**	**335**	**362**	**418**
(+) D&A	241[5]	328	241	206	187	227	265	283	276	201
(-) CapEx	(186)	(359)	(285)	(274)	(319)	(318)	(334)	(231)	(220)	(201)
(+) Untaxed proceeds from asset divestitures	--	5	--	--	--	--	--	--	--	--
(-) Stock-based compensation[3]	(5)	(10)	(10)	(10)	(10)	(10)	(10)	(10)	(10)	(10)
(+/-) Source / (use) of NWC	(85)	7	(2)	(6)	4	11	(4)	(15)	(3)	(3)
Unlevered FCF	**($101)**	**$28**	**$79**	**$142**	**$157**	**$217**	**$227**	**$361**	**$405**	**$405**

Sources: Standalone LRP, company filings, Bloomberg (as of October 13, 2023), US Fed, Kroll Cost of Capital Guide

Notes:

1. Projected unlevered cash flows as per Standalone LRP
2. Terminal period assumptions per Condor Management and approved by the Special Committee; D&A assumed equal to CapEx per Condor Management
3. Per Condor Management, one-time items are tax deductible; SBC not tax deductible
4. 26% tax rate as per Condor Management
5. 50% of full year 2023E D&A per Condor Management and approved by the Special Committee

20

Sources: Standalone LRP, company filings, Bloomberg (as of October 13, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Projected unlevered cash flows as per Standalone LRP 2. Terminal period assumptions per Condor Management and approved by the Special Committee; D&A assumed equal to CapEx per Condor Management 3. Valuation date as of June 30, 2023 Enterprise value ($m) Implied terminal multiple at PGR of at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $3,354 $3,440 $3,533 $3,631 $3,737 6.6x 6.8x 7.1x 7.3x 7.6x 9.75% 3,223 3,303 3,388 3,479 3,576 6.4x 6.6x 6.8x 7.1x 7.3x 10.00% 3,100 3,174 3,253 3,337 3,426 6.2x 6.4x 6.6x 6.8x 7.1x 10.25% 2,985 3,053 3,126 3,204 3,286 6.0x 6.2x 6.4x 6.6x 6.9x 10.50% 2,876 2,940 3,007 3,079 3,155 5.9x 6.0x 6.2x 6.4x 6.6x Implied share price Implied share price (incl. NOLs) at PGR of at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $6.52 $7.25 $8.03 $8.86 $9.76 $7.19 $7.92 $8.70 $9.53 $10.42 9.75% 5.42 6.09 6.81 7.58 8.40 6.08 6.75 7.47 8.24 9.06 10.00% 4.38 5.01 5.67 6.38 7.13 5.04 5.66 6.33 7.04 7.79 10.25% 3.41 3.99 4.60 5.26 5.95 4.06 4.64 5.26 5.91 6.61 10.50% 2.49 3.03 3.60 4.20 4.85 3.14 3.68 4.25 4.85 5.50 Illustrative discounted cash flow analysis sensitivities 21 3 Sensitized valuation range1,2 4 4,5 Terminal value accounts for approximately 71 – 77% of DCF enterprise value 4. Valuation date as of June 30, 2023; enterprise value to equity value bridge based on balance sheet as of June 30, 2023 as per Condor Management; FDSO of 118.5m as of October 11, 2023 per Condor Management 5. See p. 23 A Appendix – Valuation supplement

A Appendix – Valuation supplement

Illustrative DCF sensitivity to varying operating assumptions

Does not contemplate potential impacts to liquidity and NOL usage

Item	Base assumption	Sensitivity range	Implied per-share DCF midpoint range[1,2,3]
Residential fiber terminal penetration	▪ Residential fiber cohorts reach 40% penetration by year 6	35% – 40% – 45%	3.75 – 7.32
Residential fiber ARPU growth rate	▪ Existing residential fiber subscriber ARPU grown at 4.0% p.a.; new cohort residential fiber subscriber ARPU grown at 5.0% p.a	0%; 1% – 4%; 5% – 5%; 6%	n.m. – 7.49
Cost per home passed	▪ Blended cost per home passed increases from ~$850 in 2024 to ~$1,250 by 2027, dropping to ~$725 thereafter (pre-CWIP / Inventory)	-$200 vs. base – ~$850 – ~1,250; ~$725 – +$200 vs. base	5.08 – 6.09
Enterprise sales growth rate	▪ Enterprise sales decline ~1% in 2023E and grow at a CAGR of ~3.1% from 2024 – 2031E	0% – ~3.1% – 5%	3.05 – 7.51
Non-video COGS % of sales	▪ COGS % of sales decline from ~15.1% in 2023E and stepped down to 12.0% by 2027E; held at 12.0% through 2031E	-100 bps vs. base – ~15.0 – 12.0% – +100 bps vs. base	4.70 – 6.64
Terminal Adj. EBITDA margin	▪ Adj. EBITDA margin reaches ~50.5% by 2031E	45% – ~50.5% – 51%	1.01 – 6.13
Terminal CapEx % of sales	▪ "Steady-state" CapEx estimated at 13% of sales in terminal period	10% – 13% – 15%	4.53 – 7.41

Base DCF (*ex. NOLs*) midpoint: $5.67

Sources: Standalone LRP, company filings, Bloomberg (as of October 13, 2023), US Fed, Kroll Cost of Capital Guide

Notes:

1. Sensitivity analyses vs. Standalone LRP
2. Valuation date as of June 30, 2023; enterprise value to equity value bridge based on balance sheet as of June 30, 2023 as per Condor Management; FDSO of 118.5m as of October 11, 2023 per Condor Management
3. Assumes WACC of 10.0% and PGR of 2.0%

22

Illustrative NOL valuation analysis 23 $m H2-2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E Memo: Taxable income $52 $114 $196 $266 $278 $280 $304 $329 Restricted federal NOLs utilized 52 89 -- -- -- -- -- -- Unrestricted federal NOLs utilized -- 20 157 171 -- -- -- -- Total federal NOLs used 52 109 157 171 -- -- -- -- (x) Tax rate 21% 21% 21% 21% 21% 21% 21% 21% FV of federal NOL benefit 11 23 33 36 -- -- -- -- Projected NOL utilization1,2 3 4 6 1. Projected federal NOL generation and utilization per Standalone LRP 2. Valuation date as of June 30, 2023 3. Restricted federal NOLs generated prior to 2018 4. Unrestricted federal NOLs generated during or after 2018; subject to 80% of taxable income limitation Sources: Standalone LRP, company filings, Bloomberg (as of October 13, 2023), US Fed, Kroll Cost of Capital Guide Notes: 5. 21% federal tax rate as per Condor Management 6. Valuation date as of June 30, 2023; FDSO of 118.5m as of October 11, 2023 per Condor Management 5 Discount Cumulative Incr. value rate PV per share 9.50% $79.0 $0.67 9.75% 78.5 0.66 10.00% 78.0 0.66 10.25% 77.5 0.65 10.50% 77.0 0.65 A Appendix – Valuation supplement

A Appendix – Valuation supplement

Weighted average cost of capital (WACC)

Implied WACC

Gross debt / cap	Gross debt / equity	Pre-tax cost of debt	Implied levered beta at unlevered beta of[3]			Implied cost of equity at unlevered beta of			Implied WACC at unlevered beta of		
			0.40	0.49	0.60	0.40	0.49	0.60	0.40	0.49	0.60
30.0%	42.9%	10.0%	0.53	0.64	0.79	10.7%	11.5%	12.5%	9.7%	10.3%	10.9%
40.0%	66.7%	10.0%	0.60	0.73	0.90	11.2%	12.1%	13.2%	9.7%	10.2%	10.9%
50.5%[1]	102.1%	10.0%	0.70	0.86	1.05	11.9%	12.9%	14.2%	9.6%	10.1%	10.8%
60.0%	150.0%	10.0%	0.84	1.03	1.27	12.8%	14.1%	15.7%	9.6%	10.1%	10.7%
70.0%	233.3%	10.0%	1.09	1.33	1.64	14.5%	16.1%	18.2%	9.5%	10.0%	10.6%

Cost of equity	
Risk-free rate[4]	5.0%
Levered beta	0.86
Equity risk premium[5]	6.8%
Size premium[6]	2.2%
Cost of equity	**12.9%**
Cost of debt	
Cost of debt (pre-tax)[7]	10.0%
Tax shield[8]	(2.6%)
Cost of debt (post-tax)	**7.4%**

Based on CAPM analysis and historical trading yields, **estimated WACC range for Condor is 9.5 - 10.5%**

Selected public company beta analysis

Peer	Market cap ($m)	Debt ($m)	Pref. eq. ($m)	Debt / equity	Debt / cap	Tax rate (%)	Beta Levered[2]	Beta Unlevered[3]	Beta Re-levered
Frontier	$4,199	$11,424	–	272%	73%	25%	1.14	0.37	0.66
Cable One	3,714	3,790	–	102%	51%	25%	1.02	0.58	1.02
Shentel	1,113	127	–	11%	10%	25%	1.01	0.93	1.64
WOW	599	877	–	146%	59%	25%	1.03	0.49	0.86
ATN International	528	539	–	102%	51%	25%	0.72	0.41	0.72
75th percentile					**59%**		**1.03**	**0.58**	
Mean					**49%**		**0.98**	**0.55**	
Median					**51%**		**1.02**	**0.49**	
25th percentile					**51%**		**1.01**	**0.41**	
Condor[9]	**$327**	**$2,192**	**$498**	**823%[10]**	**89%[10]**	**26%[8]**	**1.06**	**0.15**	**0.26**

Sources: company filings, FactSet (as of October 13, 2023 and April 12, 2023), Bloomberg (as of October 13, 2023 and April 12, 2023), US Federal Reserve, Kroll Cost of Capital Guide, Pitchbook LCD Research

Notes:

1. Based on median gross debt to capital ratio of peer references
2. Based on peer median 2-year adjusted historical beta (weekly periodicity, regressed against S&P 500) per Bloomberg (as of October 13, 2023)
3. Unlevered beta = Bloomberg adjusted beta ÷ (1+ (1 – marginal tax rate) × D/E)
4. Based on current yield on 20-year US Treasury (as of October 13, 2023)
5. Based on the average of Kroll's Supply-side ERP methodology (6.4%) and Historical ERP methodology (7.2%) per Kroll's Cost of Capital Guide (as of December 31, 2022)
6. Based on Kroll's size premia analysis per Kroll's Cost of Capital Guide (9th decile, as of December 31, 2022)
7. Average of Single-B new-issue first-lien yield to maturity (Pitchbook LCD Research) and Single-B US High Yield Index Semi-Annual Yield to Worst (FRED)
8. 26% tax rate as per Condor Management
9. Condor beta and share price as of April 12, 2023; Valuation date as of June 30, 2023 as per Condor Management; Balance sheet as of June 30, 2023 as per Condor Management; FDSO of 118.5m as of October 11, 2023 per Condor Management
10. Illustratively includes preferred equity as debt-like item

24

34% 51% 63% 80% 25th percentile Median Mean 75th percentile Implied Condor share price based on $2.76 unaffected price: $3.34 $3.64 $3.99 $4.23 21% 32% 45% 53% 25th percentile Median Mean 75th percentile Premia paid analysis: premia to unaffected price 25 Going private transactions1 Public acquisition transactions2 A Appendix – Valuation supplement Implied Condor share price based on $2.76 unaffected price: $3.71 $4.18 $4.50 $4.97 Sources: company filings, Refinitiv, FactSet (as of October 13, 2023) Notes: 1. Includes all-cash going private transactions of U.S. companies with enterprise values of greater than $250m led by shareholders with ownership between 15% and 50% since January 1, 2013 2. Includes all-cash acquisitions of U.S. companies by third parties with enterprise values of $1.0 – 5.0bn since January 1, 2013; premium to one day prior to announcement date or date transaction publicly rumored

Implied Condor share price based on 10/13/2023 closing price of $3.53: $4.27 $4.65 $5.10 $5.41 Implied Condor share price based on 10/13/2023 closing price of $3.53: $3.69 $4.08 $4.80 $4.65 5% 16% 36% 32% 25th percentile Median Mean 75th percentile Premia paid analysis: premia to last trading price 26 Going private transactions1 Public acquisition transactions2 Sources: company filings, Refinitiv, FactSet (as of October 13, 2023) Notes: 1. Includes all-cash going private transactions of U.S. companies with enterprise values of greater than $250m led by shareholders with ownership between 15% and 50% since January 1, 2013 2. Includes all-cash acquisitions of U.S. companies by third parties with enterprise values of $1.0 – 5.0bn since January 1, 2013; premium to one day prior to announcement date or date transaction publicly rumored A Appendix – Valuation supplement 21% 32% 45% 53% 25th percentile Median Mean 75th percentile

– $2.00 $4.00 $6.00 $8.00 $10.00 - 20% 40% 60% 80% 100% Oct-21 Apr-22 Oct-22 Apr-23 Oct-23 % of ratings Buy Hold Sell Share price Target price $4.50 $2.50 $4.00 $4.00 $3.75 $4.00 Analyst price targets 27 Analyst sentiment over time1 Analyst price targets2 Number of broker recommendations 4 4 4 4 4 Target price as of Unaffected date Current price target Average target price over time1 Memo: $3.94 based on DCF Memo: Scenario weighted; 75% based on $4.00 Seagull Group proposal and 25% based on average of $4.72 DCF valuation and $1.58 2023 EV / OIBDA valuation (9.5x) Memo: $4.00 based on DCF Sources: FactSet (as of October 13, 2023), Bloomberg (as of October 13, 2023) Notes: 1. Target prices based on 100-day FactSet consensus window 2. Selection excludes SADIF Investment Analytics A Appendix – Valuation supplement $ actual Oct-21 Apr-22 Oct-22 Apr-23 Oct-23 Average target price $8.17 $5.50 $5.83 $4.00 $3.92 % Premium vs. spot 10.4% (7.6%) 12.8% 3.4% 11.0%